Exhibit p.10

NEPHILA GROUP OF COMPANIES

INVESTMENT ADVISER COMPLIANCE MANUAL

Code of Ethics

&

Policies and Procedures

Effective as of September 1, 2004

Updated: June 1st, 2018

Approved: Jeffrey Ingelman

Table of Contents

Page

INTRODUCTION	1-1

CODE OF ETHICS	2-1
Fiduciary Duty – Statement of Policy	2-1
Client Opportunities	2-3
Insider Trading	2-4
Personal Securities Transactions	2-7
Gifts, Entertainment and Contributions	2-11
Outside Business Activities	2-14
Confidentiality	2-16
Annual Report	2-16

POLICIES AND PROCEDURES	3-16
REGISTRATION AND DISCLOSURE	3-16
Registration	3-16
Disclosure	3-19
ADVERTISING, MARKETING, AND COMMUNICATIONS	4-1
Advertising	4-1
Solicitation Arrangements	4-10
Marketing Private Fund Interests	4-12
Communications with Media, Regulators and Clients	4-17
CONTRACTS AND ACCOUNT ADMINISTRATION	5-1
Content of Investment Advisory Agreements	5-1
Documentation of Accounts and Account Opening	5-6
Subscriptions for Private Fund Interests	5-9
Anti-Money Laundering	5-11
Account Termination	5-13
PORTFOLIO MANAGEMENT	6-1
Adherence to Client Investment Objectives and Guidelines	6-1
Allocation of Investment Opportunities and Trades	6-4
TRADING	7-1
Order Entry	7-1
Best Execution	7-3
Inter-Account Trading	7-3
Trade Errors and Trade Modifications	7-6
REGULATORY REPORTING	8-1
RECORDKEEPING	9-1
ADMINISTRATION	10-1
Supervisory Structure and Organization Chart	10-1
Employees	10-2
Custody	10-5
Privacy	10-7
Valuation	10-12
Disaster Recovery Plan	10-15
Proxy Voting	10-16

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The following Appendices, which are an integral part of this Manual, consist primarily of forms and documents to be utilized to implement the Code of Ethics (the “Code of Ethics” or “Code”) and the Policies and Procedures set forth herein.

APPENDICES

Appendix 1 – Regulation D Questionnaire

Appendix 2 – Trade Allocation Policy

Appendix 3 – Social Networking and Blog Sites Policy

Appendix 4 – Inside Information Policy

Appendix 5 – NFA Bylaw 1101 Policy

Appendix 6 – Branch Offices, Day-to-Day Monitoring and On-Site Visits Policy

Appendix 7 – Expense Allocation Policy

Appendix 8 – Cross Trading Policy

Appendix 9 – Outsourcing Policy

Appendix 10 – Whistleblowing Policy

Appendix 11 – Communication Review Policy

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Introduction to Compliance Manual

INTRODUCTION

Nephila Capital Ltd. (“Nephila Capital”) and its affiliates, Nephila Advisors LLC (“Nephila Advisors US”) and Nephila Advisors UK Ltd (“Nephila Advisors UK”), both affiliates collectively, “Nephila Advisors”) (collectively, the “Nephila Group of Companies”, “Nephila Group” or the “Firm”), are committed to the highest legal and ethical standards in the investment management industry. It is the responsibility of every officer, director, and employee of the Firm (each, an “Employee”) to fulfill this commitment to ethical conduct and compliance with laws and regulations.

Nephila Capital serves as a discretionary investment manager for its clients, which primarily include private pooled investment vehicles (“private funds”) and, from time to time, separately managed accounts. Nephila Capital’s investment strategies include participation in the investment return of various insurance-based investment instruments and weather-based derivatives, as further described in the various private fund offering memoranda, including without limitation, catastrophe bonds, swap agreements on reinsurance contracts and futures contracts on weather indices. The investment strategies employed by Nephila Capital for its clients generally do not involve the investment or trading of equity securities or traditional debt securities, whether exchange-traded or over-the-counter.

Nephila Advisors US provides certain non-discretionary sub-advisory services to Nephila Capital, specifically with respect to the private funds and separate accounts, if any, including Nephila Capital’s weather strategy (such as the Nimbus fund). In this capacity, Nephila Advisors US provides trading and investment recommendations to Nephila Capital, and subject to the terms of a services agreement executed between Nephila Capital and Nephila Advisors US (the “Services Agreement”), may assist Nephila Capital in recommending investment terms and deal structures and selecting trading counterparties, but will have no authority to direct or manage the investments of the private funds and accounts, if any. All investment decisions (including specific investment terms, deal structures and selection of trading counterparties) will be ultimately made by Nephila Capital, which is free to accept, reject or modify the investment recommendations of Nephila Advisors US. Nephila Advisors US also assists Nephila Capital in investor relations and advises on business development. Also, as provided for in the Services Agreement, Nephila Capital may provide Nephila Advisors US with such incidental IT/technology, accounting, operational and other support services and resources as Nephila Advisors US may reasonably request from time to time.

Nephila Advisors UK provides certain non-discretionary sub-advisory services to Nephila Capital, specifically with respect to any Lloyds related business and certain private funds and separate accounts, if any, pursuing Nephila Capital’s investment strategies. In this capacity, Nephila Advisors UK provides various investor relations, business development and IT services to and for the benefit of Nephila Capital and, on a sub-delegated basis, to render to Nephila Capital certain business development and promotional services for the benefit of Poseidon Re Ltd, and any other client reinsurers managed by Nephila Capital, in order to facilitate access by such accounts to the reinsurance market. Nephila Advisors UK and its employees have expertise in providing marketing, investor relations and support services to sophisticated institutional investors and clients, and related promotional and business development services, in connection with the investment strategies employed by Nephila Capital. All investment decisions (including specific

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Introduction to Compliance Manual

investment terms and selection of trading counterparties) will be made ultimately by Nephila Capital, which is free to accept, reject or modify any investment recommendations of Nephila Advisors UK. Also, as provided for in the Services Agreement, Nephila Capital may provide Nephila Advisors UK with such incidental IT/technology, accounting, operational and other support services and resources as Nephila Advisors UK may reasonably request from time to time.

Any reference below to “Nephila Advisors” shall refer to the relevant Nephila Advisors US or Nephila Advisors UK entities as determined by each entities’ specific services agreement and remit as set out above.

In addition to advisory services related to securities and derivatives on certain reinsurance contracts and other similar instruments, Nephila Capital and Nephila Advisors US may provide advisory services with respect to commodity interests, which include futures, options and swaps. Further, Nephila Capital may solicit or receive funds or other property for the purpose of trading in commodity interests. Such activities subject Nephila Capital and Nephila Advisors US to regulation by the Commodity Futures Trading Commission (“CFTC”), including registration, absent an exemption, as a commodity pool operator (“CPO”) and/or commodity trading advisor (“CTA”), and membership in National Futures Association (“NFA”). Nephila Capital is registered as a CPO and a member of NFA, but is exempt from registration as a CTA. Nephila Capital has claimed an exemption with respect to certain funds it operates under CFTC Rule 4.7, which exempts Nephila Capital from certain disclosure, recordkeeping and reporting requirements otherwise applicable to a CPO. Nephila Advisors US is registered as a CTA and a member of NFA. Nephila Advisors US has claimed an exemption under CFTC Rule 4.7, which exempts Nephila Advisors US from certain disclosure and recordkeeping requirements otherwise applicable to a CTA.

Nephila Capital has filed an exemption notification with the Bermuda Monetary Authority pursuant to section 3 of the Investment Business (Exemptions) Order 2004 issued under the Bermuda Investment Business Act 2003; it thus is exempt from the Investment Business Act and not subject to regulation by the Bermuda Monetary Authority under this legislation.

As a result of the nature of the investment strategies and investment instruments utilized by Nephila Capital, many of the policies and procedures that would typically apply to investment advisers providing more traditional exchange-listed equity securities investment advisory services may not apply to Nephila Capital’s operations or apply only in part. Similarly, given the nondiscretionary, sub-advisory nature of Nephila Advisors services, many of the regulatory requirements and associated policies and procedures set forth in this Manual will not apply directly to Nephila Advisors. For example, the requirements surrounding best execution and other brokerage and trading-related requirements may apply only in part to Nephila Capital due to the limited and off-exchange trading characteristics of its business, and may not directly apply to Nephila Advisors because of the non-discretionary nature of its advisory services. Therefore, the requirements set forth in this Manual should be construed to apply to Nephila Capital and/or Nephila Advisors only to the extent that the context and current regulatory framework requires.

To the extent the context requires, users of this Manual should generally assume that the regulatory requirements, policies and procedures described under each section herein apply to both Nephila Capital and Nephila Advisors.

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Introduction to Compliance Manual

Purpose of Compliance Manual

Nephila Capital and Nephila Advisors US are each separately registered as an investment adviser with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisers Act and SEC rules impose requirements on registered investment advisers to adopt a Code of Ethics and compliance policies and procedures. Rule 204A-1 under the Advisers Act requires every registered investment adviser to establish, maintain and enforce a Code of Ethics that at a minimum addresses personal trading by its “access persons.” Section 204A of the Advisers Act requires all registered investment advisers to have policies and procedures to detect and prevent insider trading. In addition, Rule 206(4)-7 of the Advisers Act requires registered investment advisers to adopt written compliance procedures, review the adequacy of those procedures annually, and designate a Chief Compliance Officer to review and implement those procedures. This Compliance Manual (“Manual”) has been adopted by the Firm to comply with the Advisers Act, CFTC rules and other applicable laws including applicable requirements of Bermuda law.

The Firm has adopted the Technology Systems—User Guide & Policy (see Corporate\Compliance and Manuals\Compliance Manual\Policies and Procedures (Individual)) which, among other things, governs the use of e-mail and the internet by Employees, and the Employee Handbook which covers certain general employment matters.

Chief Compliance Officer

Both Nephila Capital and Nephila Advisors have designated Steven Glassman to serve as their chief compliance officer (the “Chief Compliance Officer”),and have vested complete authority in the Chief Compliance Officer to develop appropriate compliance policies and procedures, to enforce those policies and procedures and to report any violations directly to the senior management of the Firm. Pursuant to CFTC Rule 3.10, the Chief Compliance Officer must be listed as a principal of both Nephila Capital and Nephila Advisors. The Chief Compliance Officer may designate one or more qualified persons to perform any portion of his or her requirements under this Manual as permitted by applicable law. Other Employees with responsibilities under this Manual also may delegate to appropriate persons subject to their supervision (e.g., a portfolio manager may delegate certain responsibilities to a member of his or her portfolio management team). Also, in accordance with the Services Agreement, Nephila Capital may provide Nephila Advisors with certain compliance, operational, accounting and other support services as Nephila Advisors may reasonably request. For purposes of this Manual, this may include the retention of certain required records relating to Nephila Advisors’ operations. Such records may either be stored electronically or be kept in physical form at Nephila Capital’s offices or at another readily accessible location.

The Chief Compliance Officer may make exceptions, on a case-by-case basis, to any of the provisions of this Manual upon a determination of the facts and circumstances involved.

Each Employee is subject to this Manual. Employees should contact the Chief Compliance Officer if they have any questions about this Manual or any other compliance-related matters.

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Introduction to Compliance Manual

The Chief Compliance Officer will review this Manual at least annually and, in light of legal and business developments and experience in implementing this Manual, make changes as he deems appropriate. The Chief Compliance Officer will maintain the updated Manual as well as records documenting the annual review (e.g., interim drafts and revisions).

Legal and Regulatory Overview

As an investment adviser, the Firm is subject to principles of fiduciary duty, which are enforceable under both the Advisers Act and state law. These principles dictate that the Firm conduct its business in a manner that places the interests of clients, including any person or entity whose assets are managed by the Firm through a separate account and any private fund advised by the Firm (each a “Client” and collectively, “Clients”),1 ahead of its own interests.

The SEC has adopted detailed rules to implement the requirements of the Advisers Act. It requires investment advisers, such as the Firm, to be conscious as fiduciaries of any potential conflicts of interest, by virtue of affiliate relationships or otherwise, to assess potential risks to clients as a result of such conflicts, and to fully disclose such conflicts and risks to clients. In addition to disclosure requirements, the Advisers Act and SEC rules impose certain direct requirements on advisers’ conduct of their business, as set forth in this Manual.

Investment advisers are also subject to portions of the other federal securities laws. For example, under certain circumstances the Firm may be required to file reports as an institutional investment manager and reports of beneficial ownership under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the broad antifraud provisions of Section 10(b) of the Exchange Act, which prohibit making material misstatements or omissions in connection with the purchase or sale of securities, could give rise to civil liability if the Firm or its Employees were to engage in such conduct. The Firm is also subject to the broad antifraud provisions of Section 4o of the Commodity Exchange Act (the “CEA”) and the rules promulgated thereunder, which generally prohibits a CTA or CPO, among others, from employing any, device, scheme, or artifice to defraud any client or participant or prospective client or participant and from engaging in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or participant or prospective client or participant. Section 4o also makes it unlawful for a CTA or CPO, among others, to represent or imply in any manner whatsoever that it has been sponsored, recommended, or approved, or that its abilities or qualifications have in any respect been passed upon, by the United States or any agency or officer thereof.

As a manager to private funds, the Firm and its Employees must comply with requirements under the Securities Act, to ensure that interests of such private funds are offered on a private placement basis and therefore are exempt from registration with the SEC. In addition, the private funds managed by the Firm must be monitored in order to be excluded from registration as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and related laws and regulations.

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Please note that from a regulatory perspective, an investor in a private fund is generally not deemed to be a “client” of an investment adviser to the private fund. However, for certain limited purposes in this Manual, the Firm may choose to apply certain regulatory requirements to its investors in its private funds as if they were considered “clients” of the Firm (such as for delivery of Form ADV for solicitation rule compliance purposes, for example).

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Introduction to Compliance Manual

The nature of our Clients may subject the Firm to additional regulatory schemes. As an example, if the Firm manages assets for employee benefit plans, it may become subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to those accounts. Thus, the Firm must ascertain whether a Client’s particular form of organization imposes any special regulatory requirements before undertaking to manage the Client’s assets.

The Firm is subject to examination by the SEC, CFTC and NFA staffs. If an Employee receives any contact or inquiries from regulators, they must be referred to the Chief Compliance Officer.

Violations and Remedies

Legal penalties for violating various SEC and other applicable laws and regulations can be severe, both for individuals involved in such unlawful conduct and for their employers. For example, breaches of insider trading proscriptions described in the Firm’s Code of Ethics can result in treble damages, jail sentences and other criminal sanctions. In addition, the full panoply of administrative sanctions available to the SEC under the Advisers Act may be imposed on the individual violator and/or the Firm, including:

•	censure;

•	cease and desist orders;

•	limitations on the activities, functions, or operations of the Firm;

•	suspension of the Firm’s registration for a specified period;

•	revocation of the Firm’s registration;

•	civil money penalties for an Employee and/or for the Firm; and

•	bar and suspension of an Employee from association with any investment adviser or other regulated entity.

Similar sanctions are also available to the CFTC and NFA.

Employee Responsibilities

As a matter of Firm policy, compliance with this Manual is a condition of continued employment with the Firm. Employees must report any violation of this Manual promptly to the Chief Compliance Officer. The Chief Compliance Officer will investigate any reported or suspected violation of the provisions of this Manual, report to the Firm’s managing principals (the “Managing Principals”) on the factual findings and recommend sanctions, where appropriate. Employees are required to cooperate in any investigation.

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Introduction to Compliance Manual

Each Employee will be required to acknowledge via the Company’s compliance software (“ComplySci”) having read, understood and agree to comply with this Manual. At least once a year, each Employee will be required to certify on Compliance Science that such Employee has read and understood this Manual, and has complied with its requirements, including without limitation, the Firm’s personal securities transaction reporting policies.

This Manual is the property of the Firm and its contents are strictly confidential. Each Employee’s copy of this Manual must be returned to the Chief Compliance Officer upon termination of employment for any reason.

How to Use This Manual

This Manual is presented in two sections. The first is the Code of Ethics, which sets forth the ethical and fiduciary principles and related compliance requirements under which the Firm must operate and the procedures for implementing those principles. The second section contains Policies and Procedures for compliance with other requirements imposed by applicable laws and regulations, including SEC rules. Use of the word “we” (or “our”) in this Manual refers to the Firm and all its Employees.

Generally, for each topic in both the Code of Ethics and the Policies and Procedures, a summary of applicable legal requirements is provided, followed by a statement of the Firm’s policy on the issue (“Law and Policy”). After this, the procedures through which the policy will be implemented are set forth (“Procedures”). The goal of the Procedures is to specify who is responsible for compliance with the applicable legal and regulatory requirements and Firm policies and what each such responsible person must do reasonably to assure that the requirements and policies are satisfied.

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Policies and Procedures

CODE OF ETHICS

Fiduciary Duty – Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients,and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.

Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, an Employee investing for himself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

2.

Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

3.

Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades, as may be required. While the Firm encourages Employees and their families to develop personal investment programs, you must not take any action that could result in the appearance of impropriety.

4.

Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5.

Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and you as an Employee of the Firm, and integrate compliance into the performance of all duties.

6.

Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

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Policies and Procedures

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

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Policies and Procedures

Client Opportunities

Law and Policy

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Accordingly, an Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client.

An Employee may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision for a Client that the Employee is recommending or making, the Employee must disclose that interest to the Chief Compliance Officer. The disclosure must be made before the investment decision.

Restriction on Investment. Based on the information given, the Chief Compliance Officer will make a decision on whether or not to restrict an Employee’s participation in the investment decision. In making this determination, the Chief Compliance Officer will consider the following factors, among others: (i) whether any Client was legally and financially able to take advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

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Policies and Procedures

Insider Trading

Law and Policy

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities. The Firm forbids any Employee to trade, either personally or on behalf of others, including Clients, while in possession of material non-public information or to communicate material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as traders, officers, directors or employees of the Firm. As a result of the nature of the investment strategies and investment instruments utilized by Nephila, the Firm does not routinely come into contact with material non-public information.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider while in possession of material non-public information, including information pertaining to specific issuers, securities or the Firm’s own positions or trades;

•

trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

•	communicating material non-public information to others; or

•	trading ahead of research reports or recommendations prepared by the Firm.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm, for example, could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company). According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

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Policies and Procedures

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a nationally recognized statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the Firm’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers and may include fines or damages up to three times the amount of any profit gained, or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation. See above.

Procedures

Identification and Prevention of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer.

•	Refrain from purchasing or selling the securities on behalf of himself or others.

•	Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.

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Policies and Procedures

If the Chief Compliance Officer determines that an Employee is in possession of material non-public information, he will notify all Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, shall be made by the Chief Compliance Officer. Restrictions on such securities also extend to options, rights and warrants relating to such securities. A security shall be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Material Non-public Information. Care should be taken so that such information is secure. For example, files containing material non-public information should be sealed, access to computer files containing material non-public information should be restricted, and relevant conversations should take place behind closed doors.

Detecting Insider Trading. To deter the possibility of any issues related to insider trading at the Firm, the Firm has adopted the policies and procedures set forth under “Personal Securities Transactions,” below. All Employees are required to comply, and be familiar, with such policies and procedures. It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues. The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

From time to time the Firm may come into possession of material non-public information (“MNPI”) about a publicly-traded company or issuer for which it owns securities and would like to be in a position to sell some or all of those securities at any time in the future. For example, the Firm might come into possession of MNPI about the issuer in connection with its acting as a reinsurer of or doing business with the issuer following the purchase of securities. As the Firm is prohibited from trading on the basis of MNPI, it is establishing these procedures to enable a small trading team (“Traders”) to sell the securities at a time in the future by establishing a structure to prevent the Traders from coming into possession of MNPI about the issuer (see Appendix 4 for detailed procedures).

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Policies and Procedures

Personal Securities Transactions

Law and Policy

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

Rule 204A-1 under the Investment Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser’s “access persons” to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports. It is the Firm’s policy to require such reports with respect to all securities with respect to which “access persons” have or acquire any “Beneficial Interest,” except the following securities, which are excluded from the requirements by the rule:

•	Direct obligations of the Government of the United States;

•	Money market instruments – bankers’ acceptances, bank certificates or deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	Money market fund shares;

•	Shares of mutual funds; and

•	Units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Rule 204A-1 requires every “access person” to report his/her holdings initially within 10 days of becoming an “access person” and subsequently at least once in every 12-month period. In either case, the holdings information must be current within 45 days of the reporting date. Each holdings report must contain, at a minimum:

•	The title and type of security, and as applicable the ticker symbol or CUSIP, number of shares, and the principal amount;

•	The name of any broker, dealer or bank with which the “access person” maintains an account in which any securities are held for the “access person’s” benefit; and

•	The date on which the report was submitted.

Rule 204A-1 also requires every “access person” to submit quarterly transactions reports within 30 days of the end of each calendar quarter. Rule 204A-1 permits “access persons” to fulfill their quarterly transaction reporting requirement by providing copies of brokerage statements and/or trade confirms in place of a quarterly transaction report, so long as all of the required information is provided and the statements and/or trade confirms are received within 30 days of each quarter end. Each transaction report (or brokerage statement and/or trade confirmation) must contain, at a minimum, the following information about each transaction involving a reportable security:

•	The date of the transaction, the title, and as applicable the ticker symbol or CUSIP, interest rate and maturity date, number of shares, and principal amount;

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Policies and Procedures

•	The nature of the transaction (i.e. purchase, sale or other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of any broker, dealer or bank through which the transaction was effected; and

•	The date on which the report was submitted.

Rule 204A-1 also requires that each “access person” obtain pre-approval before investing in an initial public offering (“IPO”) or private placement, however, selling of those holdings does not require pre-approval.

Under the SEC definition, the term “access person” includes any supervised person who has access to non-public information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like Nephila Capital, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public. It is the Firm’s policy that all officers, directors (other than independent directors) and Employees, other than administrative, technology and accounting assistants of the Firm (except to the extent that such persons may regularly have direct access to Firm investment decisions) are access persons (“Access Persons”) for purposes of these requirements.

Prohibited Transactions. It is the policy of the Firm that, subject to certain limited exceptions set forth below under “Procedures”, no Access Person may buy, sell, hold or otherwise transact in, for any account in which such Access Person has a Beneficial Interest: (i) any security or investment instrument in which the Firm causes, or potentially may cause, any of its Client accounts to trade, or (ii) any security or investment instrument issued by any issuer with which the Firm does business, or potentially may do business, on behalf of its Clients (such securities or investment instruments shall collectively be referred to as the “Restricted Securities”).

As used in this Manual, the term “Beneficial Interest” includes direct or indirect control or power to make investment decisions and is presumed to cover accounts of immediate family members who share your household. (All such accounts are referred to as “Access Person Accounts.”) Beneficial Interest, and therefore “Access Person Accounts,” may also include accounts of others who share the same household as you, anyone to whose support you materially contribute and other accounts over which you exercise a controlling influence. Access Person Accounts do not include accounts in which transactions are effected pursuant to an automatic investment plan or accounts over which the Access Person has no direct or indirect influence or control.

Maintenance of Restricted Securities List. The Restricted Securities shall be determined by the Chief Compliance Officer in consultation with the Managing Principals, as necessary, and shall be set forth on a list (the “Restricted Securities List”). The Restricted Securities List shall be maintained by the Chief Compliance Officer or his or her designee, and shall be updated periodically, but on no less than on an annual basis and shall be delivered to all Access Persons as and when updated. The Restricted Securities List shall include all: 1) reinsurance and insurance companies, brokers and associated entities, and 2) affiliates of such entities. In addition, should any employee feel that there is in any way a potential conflict of interest on any type of security, such Employee is under duty to notice the Chief Compliance Officer immediately.

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Policies and Procedures

It shall be the responsibility of each Access Person to confirm, prior to purchasing, selling or otherwise transacting in any security or investment position, that such security or investment position is not on the Restricted Securities List. The Restricted Securities List is considered a guideline of restricted securities and is not considered complete. Prior to purchasing or selling securities Access Persons should consider the procedures listed above under Prohibited Transactions and consult the Chief Compliance Officer if necessary.

Procedures

Personal Securities Transactions Certification. Each Access Person of the Firm, within 10 days of his or her initial association with the Firm and, thereafter, upon no less than an annual basis as directed by the Chief Compliance Officer, must certify via Compliance Science that the Access Person will comply with the Firm’s policies and procedures relating to personal securities transactions set forth in this Manual and, specifically, that the Access Person will not buy, sell, hold or otherwise transact in, for any Access Person Account, any Restricted Security, as determined from time to time by the Firm. The purchase of a Restricted Security must be approved in writing by the Chief Compliance Officer (or designee) prior to investing and if approved, the Chief Compliance Officer will determine the length of time that the approval will remain open. .

As mentioned above, it shall be the responsibility of each Access Person to confirm, prior to purchasing, selling or otherwise transacting in any security or investment position that such security or investment position is not on the Restricted Securities List. All Access Persons are hereby notified that any intentional or knowing violation of the Firm’s personal securities transactions policies and procedures may result in immediate dismissal from the Firm, or civil or criminal penalties.

Personal Securities Reporting Obligations. As required by Rule 204A-1, the Firm has procedures in place to ensure that all “Access Persons” are periodically reporting their personal securities holdings and personal securities transactions to the Chief Compliance Officer (or designee) for review. In order to confirm that each Access Person is complying with the Firm’s personal securities reporting policies and procedures, each Access Person agrees to provide the Chief Compliance Officer, promptly upon his or her request, any information or records in the possession or control of the Access Person, including but not limited to, copies of brokerage account statements or transaction confirmations.

Initial and Annual Holdings Reports. Each Access Person must report all securities (other than the excluded securities described above) in his/her Access Person Accounts to the Chief Compliance Officer (or designee), no later than 10 days of becoming an Access Person and must use Compliance Science to report all holdings and must make annual attestations of such holdings. Each such report must, at a minimum, contain all of the required information (as described above), and be current as of a date no more than 45 days before the report is submitted.

Quarterly Transaction Reporting. Each Access Person must make quarterly reporting via Compliance Science of all buys and sells over each calendar within 30 days after the end of each quarter.

IPOs and Private Placements. Access Persons must obtain written approval from the Chief Compliance Officer (or designee) before investing in IPOs or private placements and the Chief Compliance Officer will determine the length of time that the approval will remain open. There are no pre-clearance requirements on IPOs and private placements when selling however, such sales must be entered into Compliance Science.

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Policies and Procedures

Confidentiality of Records Received. The Chief Compliance Officer may maintain in the Firm’s files copies of any records received from Employees. The Chief Compliance Officer is responsible for maintaining records in a manner to safeguard their confidentiality. Each Employee’s records will be accessible only to the Employee, the Chief Compliance Officer, senior officers and appropriate human resources personnel. Records will be maintained for a minimum of five years.

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Policies and Procedures

Gifts, Entertainment and Contributions

Law and Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients. While the above is true, it is important to note that due to the nature of the Firm’s advisory services (which primarily involves investment in insurance-based instruments and similar instruments), the selection of an insurance broker is usually performed by the counterparty looking to purchase coverage, not the Firm. However, it is the policy of the Firm to permit the giving or receipt of gifts or entertainment only in accordance with the limitations stated herein.

Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients or prospective Clients, brokers, vendors, or other persons not affiliated with the Firm. Extraordinary or extravagant gifts and entertainment are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts greater than $100 must be reported to the Chief Compliance Officer and gifts greater than $250 must be precleared with the Chief Compliance Officer. Customary business lunches, dinners, entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events) must be reported to the Chief Compliance Officer if greater than $250 and must be precleared with the Chief Compliance Officer if greater that $500. There is an annual maximum gift acceptance level of $1000 (which may be reviewed at the discretion of the Chief Compliance Officer).

Providing Gifts and Entertainment. Employees may not give any gift(s) with an aggregate value in excess of $1000 per year to Clients or prospective Clients, brokers, vendors, or other persons not affiliated with the Firm. Employees must report any gifts provided in excess of $100 to the Chief Compliance Officer and must preclear gifts in excess of $250 with the Chief Compliance Officer. Employees may provide reasonable entertainment to such persons provided that both the Employee and the recipient are present and there is a business purpose for the entertainment and such giving of entertainment above $250 is reported to the Chief Compliance Officer and above $500 is precleared with the Chief Compliance Officer. There is an annual maximum gift giving level of $1000 (which may be reviewed at the discretion of the Chief Compliance Officer).

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Caveat. The Firm’s policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift or entertainment, Employees should consult the Chief Compliance Officer.

Pay to Play – Political Contributions. The SEC has stated that investment advisers who seek to influence the award by public entities of advisory contracts by making political contributions to public officials have compromised their fiduciary duty to such entities. Accordingly, contributions may not be made to any one official per election without the consent of the Chief Compliance Officer. Similar restrictions may apply to gifts or benefits given to non-U.S. officials. As a general matter, Employees should consult with the Chief Compliance Officer prior to making any such gift or benefit.

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Policies and Procedures

The SEC has adopted Rule 206(4)-5 under the Advisers Act (the “pay-to-play rule”) to address the practice of investment advisers or certain of their employees making political contributions to political officials for the purpose of influencing their decisions to direct the advisory business of government entities to such investment advisers. Rule 206(4)-5 prohibits a registered investment adviser from receiving compensation for investment advisory services provided to a “government entity” within two years after a political contribution is made to an official of the government entity by the investment adviser or its “covered associates.” Covered associates generally includes the general partners, managing members, executive officers of the adviser or other persons with a similar status and any person soliciting government entity clients on behalf of the adviser or any person that directly or indirectly supervises such persons. In addition to the prohibition on certain direct political contributions, investment advisers and their covered associates are prohibition from soliciting or coordinating contributions from others on behalf of an official that is in the position to influence the adviser’s selection to provide advisory services to a government entity.

Furthermore, Rule 204-2(a)(18) requires any investment adviser that provides advice to any government entity, including through investments in private funds, to maintain certain books and records including, but not limited to: chronological records of all political contributions made by the adviser and its covered associates; records of all its covered associates; and the names of all government entity clients and certain former clients who are government entities.

State and Local Lobbying Laws. In addition to the federal laws regulating the political contributions of an investment adviser, many states and municipalities have enacted laws and regulations that govern certain “lobbyist” activity as it relates to the provision of investment advisory services. These laws vary from jurisdiction to jurisdiction in the kinds of activity that is defined as lobbying, however, many states consider third-party sales agents and/or the internal marketing personnel of an investment adviser to be a “placement agent” or “lobbyist” under the laws of the state when such persons are hired or paid to solicit various government entity clients. Typically, qualification as a “placement agent” or “lobbyist” may require registration of both the individual and the firm, and compliance with various reporting obligations.

Client Complaints. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.

ERISA Considerations. ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions. Client employees should never offer gifts, entertainment, or other favors for the purpose of influencing ERISA Client or prospective Client decision-making. Similarly, Firm Employees should not accept gifts, entertainment, or other favors offered by others who wish to do business with the Firm or its Clients.

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Policies and Procedures

Confidentiality

Law and Policy

Confidential Information

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm or its Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality. Confidential Information may be in written, graphic, recorded, photographic or any machine- readable form or may be orally conveyed to the Employee. No Employee will directly or indirectly use, disclose, copy, furnish or make accessible to anyone any Confidential Information and each Employee will carefully safeguard Confidential Information.

Confidential Information shall not include any information which the Employee can prove by documentary evidence is generally and conveniently available to the public or industry other than as a result of a disclosure by the Employee.

Each Employee agrees to inform the Firm promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Company Property. All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee will promptly deliver all copies of such materials to the Firm. During employment with the Firm and at all times thereafter, no Employee will remove or cause to be removed from the premises of the Firm any of the foregoing property, except in furtherance of his or her duties as an Employee of the Firm.

Procedures

Certain Employees may have written employment agreements with the Firm which contain confidentiality provisions, which shall govern the Employee’s use of confidential information (as defined in such agreements). The Chief Compliance Officer will maintain copies of such employment agreements. Notwithstanding the above, Employees are permitted to follow the Whistleblower Program as implemented under Dodd-Frank or similar relevant legislation (see Appendix 10).

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Policies and Procedures

Outside Business Activities

Law and Policy

Our fiduciary duties to Clients dictates that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations. Accordingly, Employees may not engage in any of the following outside business activities without the prior written consent of the Chief Compliance Officer:

•	Be engaged in any other business;

•	Be employed or compensated by any other person for business-related activities;

•	Serve as an employee of another organization;

•

Serve as general partner, managing member or in similar capacity with limited or general partnerships, limited liability companies (LLCs) or private funds (other than private funds managed by the Firm or its affiliates);

•

Engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

•

Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially; or

•	Serve on the board of directors (or in any similar capacity) of another company.

Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee/director sits.

Procedures

Before undertaking any of the activities listed above, the Employee must obtain written approval from the Chief Compliance Officer.

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